Exhibit 10.13

Chief Financial and Administrative Officer

June 2, 2011

Gene W. Kulzer

3693 Silver Oak Place

Danville, CA 94506

RE: Employment offer; Employment Agreement (Amended)

Dear Gene:

On behalf of GCT Semiconductor, Inc. (“Company”), I am pleased to offer you full-time employment beginning June 3, 2011, subject to the following terms and conditions.

In advance, I apologize for the formality and length of this letter. However, due to the importance of the subject matter, we wish to err on the side of providing more information, rather than less, about the employment being offered to you.

1.	Position

You will be employed by the Company in the regular exempt position of Chief Financial and Administrative Officer (“CFO”). In this position, you will report to the Chief Executive Officer (“CEO”) and you shall have such duties and responsibilities as are customary for a CFO and as may be assigned by the CEO or the Board of Directors of the Company.

Although your regular place of employment initially will be the Company’s San Jose, California, headquarter offices, your position will require travel from time-to-time elsewhere throughout the United States and internationally such as to our offices in Korea, Japan and China.

As an employee of the Company, you will be expected to comply with the Company’s personnel and other policies including, but not limited to, the Company’s policy prohibiting discrimination and unlawful harassment, insider trading, conflicts of interest and violation of applicable laws in the course of performing services to the Company. As an executive employee and officer of the Company you will be expected to administer and enforce these policies, with support from Human Resources and the Company’s legal counsel.

As a full-time employee, the Company requires that you devote your full business time, attention, skills and efforts to the duties and responsibilities of your position. However, the Company will not preclude you from providing services to others, so long as such services would not be to the benefit of a competitor of the Company and will not otherwise interfere with your ability to satisfactorily fulfill your duties and responsibilities to the Company. If you wish to perform services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact and discuss your plans with the Chief Executive Officer in advance of providing such services so that no problem later arises that could have been avoided from the outset.

Mr. Gene Kulzer June 2, 2011 Employment Agreement (Amended) Page 2 of 7

2.	Cash Compensation

Salary. As a full-time employee in the regular exempt position of CFO, you will earn weekly salary of $4,326.92 (equal to $225,000 annually), payable in accordance with the Company’s regular payroll schedule. Generally, your salary rate will be reviewed, and may be adjusted in the discretion of the Company, on an annual basis.

Bonuses. In this position, you also will be eligible to earn a bonus annually with a targeted incentive rate of 25% of your base salary, beginning with fiscal year 2012 (fiscal year 2012 begins July 1, 2011). Whether to grant a bonus, and in what amount, are determinations to be made in the discretion of the Board based on a variety of factors including, but not limited to, achievement of objectives established for the Company and for your position, and your overall job performance. In order to receive any bonus award, you must be employed through the end of the fiscal year and still be employed by the Company at the time it makes bonus payments, generally during the first quarter of the following fiscal year no later than September 15th.

3.	Benefits

You shall be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, subject to the terms and conditions of such benefits and benefit plans, subject to any statutory requirements or limitations. These benefits include, but are not limited to, group health plans, life, disability and AD&D insurances, a 401k Retirement Savings Plan, and vacation/paid time off.

However, you will accrue four weeks (20 days) paid vacation per year beginning with fiscal year 2012, but you may never have an accrued balance in excess of five weeks (25 days) of vacation. Once you reach that maximum balance, you will cease accruing vacation until you use some of your balance thereby bringing it below the maximum allowed. You will be given the flexibility to keep your family commitments for a week around the July 4th holiday and during the period of August 12-22, 2011.

You also will be eligible to participate in any other benefits and benefits plans that the Company makes available from time-to-time to its executive level employees. Detailed information about the benefits presently available will be provided to you upon request or after you accept this offer.

The Company shall also reimburse you for reasonable costs incurred for attending accredited continuing education courses with respect to corporate governance, audit, accounting, tax, information technology and legal matters related to the responsibilities and functions of the Audit Committee.

4.	Equity (Amended)

It will be recommended to the Board that you are granted a stock option to purchase up to 1,800,000 shares of the Company’s common stock (the “Option”) representing approximately 0.5% of the Company’s outstanding common stock shares fully diluted at the time of the IPO. The per share exercise price of the Option will be equal to the fair market value of the common stock on the date the Board actually approves the option grant to you. The Option will be evidenced by a standard stock

Mr. Gene Kulzer June 2, 2011 Employment Agreement (Amended) Page 3 of 7

option agreement, and will be subject to the terms and conditions of that agreement and the Company’s stock option plan under which the Option is granted.

Such terms and conditions will include, but not be limited to a vesting schedule pursuant to which 25% of the Option shares will vest upon the first year anniversary of the vesting commencement date and the remainder shall vest in 36 equal installments each month thereafter as you continue to actively provide services to the Company, with the vesting commencement date being the date you commence to provide services as the Company’s CFO. You will have the opportunity to pre-purchase all Option shares prior to vesting, subject to the Company’s right of repurchase of all unvested shares, at the original exercise price, in the event that your services as an employee of the Company cease before all Option shares have vested.

In addition, if your employment with the Company is terminated without Cause or you resign from your employment for Good Reason, with either occurring within twelve months after a Change of Control, then the Company will accelerate the vesting of the Option such that 50% of the then unvested shares will be immediately vested and exercisable as of your last day of employment. For the purposes of this special acceleration, the definitions relevant to the Severance Opportunity, below, shall not apply. Rather, the controlling definitions shall be those contained in the stock option plan and agreement under which the Option is granted.

5.	“At Will” Employment

Employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, work location, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee, and can only be changed by an express written agreement that is signed by you and by the Company’s Chief Executive Officer .

6.	Conditions of Offer

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•

Your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment. Enclosed is the INS Form I-9, Employment Eligibility Verification, the second page of which includes a description of acceptable documentary proof.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information & Inventions Assignment Agreement without modification (“PIIA”).

•	Your return of the enclosed copy of this letter, after being signed by you without modification,[1] no later than June 2, 2011, after which time this offer will expire.

[1]	Any agreed-upon modification will be in writing in a revised offer letter.

Mr. Gene Kulzer June 2, 2011 Employment Agreement (Amended) Page 4 of 7

•	The Company will provide no later than the start of the IPO road show or within 30 days of the filing of the S-1 an Indemnification Agreement for execution.

•

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, the Company as its employee; (ii) you have not and shall not bring onto Company premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations, promises or agreements not expressly contained in this letter.

7.	Severance Opportunity

Although your employment with the Company is “at-will,” if your employment as CFO is terminated by the Company without “Cause” (as defined below), a severance opportunity will be available to you as described below. This severance opportunity will be subject to (i) a Severance & General Release Agreement, in a form provided by the Company and signed by you, that becomes effective and enforceable, which would include non-disparagement and post-termination cooperation provisions (“SGRA”); and (ii) your continued compliance with the PIIA you signed in connection with accepting this offer. This severance opportunity will consist of the following:

•

Continued payment of your salary by the Company, subject only to tax withholdings and in accordance with the Company’s regular payroll schedule, for a period of up to six (6) months after the effective date of the SGRA with the first such payment to be made on the first regular payroll date, within the 60-day period following such termination of employment, on which the SGRA is effective; provided, however, that if such 60-day period spans two calendar years, the first such payment will not be made until the end of such 60-day period; and

•

Company-paid COBRA premiums, on behalf of you and your eligible dependents, for continuation of your existing group health benefit plan coverage for a period of up to six (6) calendar months after the effective date of the SGRA, provided that you timely elect COBRA continuation coverage.

The following definitions shall apply for the purposes of this severance opportunity only:

“Termination without Cause” shall mean the termination of your employment relationship by the Company for a reason other than “Cause,” excluding termination due to your death or Disability.

“Cause” shall mean the Company’s termination of your employment for any of the following reasons:

(i) your commission of any act of fraud, embezzlement or dishonesty;

(ii) your violation of the PIIA;

(iii) any misconduct by you, whether by omission or commission, that has a materially adverse effect upon the Company’s business or affairs;

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(iv) your continued failure to satisfactorily perform the duties and responsibilities of your position during the thirty (30) days after your receipt of written notice from the Company identifying deficiencies in your job performance; or

(v) a material breach by you of any of your fiduciary obligations to the Company.

“Disability” shall mean your medical inability to perform the essential functions of the CFO position, with or without reasonable accommodation, for a continuous period of 90 days or for an aggregate period of 120 days over a 12 month period.

8.	Delayed Payments

Notwithstanding the foregoing, if (i) the Company has at the time any class or series of stock publicly traded on an established securities market or otherwise and (ii) you are on your employment termination date a “specified employee,” as determined in accordance with the provisions of Internal Revenue Code Section 409A (“Section 409A”) and the Treasury Regulations thereunder, then any payments or benefits to which you may become entitled under this letter agreement that are subject to Section 409A shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Internal Revenue Code. Any payments or benefits so delayed shall be subsequently paid or distributed to you (or your estate) on the earlier of (i) the first day of the seventh month following your “separation from service” (as defined below) or (ii) the date of your death. On the earlier of such dates, all payments or benefits deferred pursuant to this Section 9 will be paid or distributed to you (or your estate) in a lump sum payment. The remaining payments and benefits (if any) to which you are entitled under this letter agreement will be paid or distributed as they become due and payable hereunder.

For purposes of this Section 9, “separation from service” means your cessation of employment with the Company by reason of your death, resignation, dismissal or other termination event and will be deemed to occur at such time as the level of bona fide services you are to render as such an employee (or as a non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services you rendered as an employee during the immediately preceding thirty-six (36) months. In determining whether you have experienced a separation from service, the Company will apply the standards set forth in the Treasury Regulations issued under Section 409A.

9.	Section 409A Status

The potential severance payments and benefits to which you may become entitled pursuant to this letter agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Section 409A. Accordingly, the provisions applicable to your potential cash severance payment under Section 5 above and the determination of your separation from service due to a termination of your employment without cause shall be applied, construed and administered so that such payment shall qualify for one or both of those exceptions, to the maximum extent allowable. However, to the

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extent any payment or benefit to which you become entitled under this letter agreement is deemed to constitute an item of deferred compensation subject to the requirements of Section 409A, the provisions applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Section 409A. In addition, to the extent there is any ambiguity as to whether any provision of this agreement would otherwise contravene one or more requirements or limitations of Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted, administered and applied in a manner that complies with the applicable requirements (or an exception from the requirements) of Section 409A and the Treasury Regulations thereunder.

10.	Entire Agreement

If you accept this offer, and the conditions of this offer are satisfied, this letter and the written agreements referenced in this letter (including, but not limited to, the PIIA) shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment (“Employment Agreement”). Any representations, promises or agreements, whether written or oral, not contained in or contrary to those contained in this Employment Agreement that may have been made to you are expressly cancelled and replaced by this Employment Agreement. Except as otherwise specified in this Employment Agreement, the terms and conditions of your employment pursuant to this Employment Agreement may not be changed, except by a express writing signed by the Company’s Chief Executive Officer or Chairman of the Board. The Company’s successors and assigns shall be bound by this Employment Agreement.

We look forward to you accepting this offer and a mutually rewarding relationship. If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to John Park at fax number (650) 843-4001, no later than the end of today. Please retain the original of this letter for your records.

Sincerely,

/s/ Kyeong Ho Lee
Kyeong Ho Lee
President and Chief Executive Officer

Encls.:	Copy of letter Proprietary Information & Inventions Assignment Agreement INS Form I-9, Employment Eligibility Verification

I have read, I understand, and voluntarily accept the above offer:

Mr. Gene Kulzer June 2, 2011 Employment Agreement (Amended) Page 7 of 7

Dated: , 2011	/s/ Gene Kulzer
Gene Kulzer